EXHIBIT 10.19
eyeonics, inc.
26970 Aliso Viejo Parkway, Suite 100
Aliso Viejo, CA 92656
September 28, 2007
The Law Trust Limited as Trustee of the Poskitt Discretionary Trust

Re:	Royalty Offsets under the License Agreement between eyeonics, inc. and the Poskitt Discretionary Trust (The Law Trust Limited, Trustee)
Dear Sir/Madam,
I am writing to confirm our agreement regarding royalty offsets under that certain license agreement between eyeonics inc. (formerly C&C Vision, Inc.) (“eyeonics”) and C&C Vision International Limited (formerly Medevec Supplies Ltd.) dated October 12, 1998 and assigned to The Law Trust Limited as Trustee of the Poskitt Discretionary Trust (the “Poskitt Trust”) on December 31, 2006 (as amended May 31, 2000, December 31, 2006 and January 1, 2007) (the “License Agreement”).
The parties agree that eyeonics’ right to offset third party royalty obligations against its royalty payments to the Poskitt Trust under Section 3.3 of the License Agreement shall apply only with respect to payments of eyeonics or its affiliate C&C Vision International Limited (“C&C Vision International”) for licenses of intellectual property rights from third parties to the extent that: (i) such payments are for licenses to any issued patent having valid claims required for any Licensed Product that are independent of any claims under the Licensed Patents (where independent claims exclude improvements, modifications and claims that are otherwise based on technology disclosed in the Licensed Patents); and (ii) the third party, or such third party’s assignor or transferor, was not an employee, consultant, director, member, officer or affiliate of eyeonics or C&C Vision International (or any affiliate of any of the foregoing) at the time such technology was made or created by such third party. eyeonics shall be entitled to rely on the presumption of validity of an issued patent, and shall not be obligated to mount a challenge to the validity of a third party patent (or any claims thereof) as a prerequisite to exercise of the offset rights described above. The parties also acknowledge that the existing provisions of the License Agreement limit eyeonics’ offset right to a maximum of fifty percent (50%) of the amounts due under Article 3 of the License Agreement. For the avoidance of doubt, in no event will the aggregated total of all royalty offsets exceed 50% of the amounts due under paragraph 3 of the License Agreement. Without limiting the foregoing, the parties agree that eyeonics’ right under Section 3.3 of the License Agreement to offset third party royalty obligations against its royalty payment obligations to the Poskitt Trust under the License

Agreement shall not apply to eyeonics’ or its affiliates’ payment obligations under the following agreements:
•	that certain license agreement between eyeonics and Steven Dell, M.D. dated March 29, 2006

•	that certain license agreement between eyeonics and Richard L. Lindstrom, M.D. dated March 31, 2006
The parties confirm that the License Agreement, as amended, remains in full force and effect in accordance with its terms. This letter agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of California, and shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns. The parties acknowledge that their attorneys have reviewed the contents of this letter and that they have received the counsel of their attorneys regarding the subject matter hereof.
Please indicate your agreement with the foregoing by signing where indicated below.

Sincerely yours,

eyeonics, inc.
By: /s/ J. Anderson Corley
J. Anderson Corley, President and CEO
ACCEPTED AND AGREED:
ON BEHALF OF THE POSKITT DISCRETIONARY TRUST
The Law Trust Limited, Trustee
By: /s/ James Ellwood /s/ Julia D. Kneen
Name: James Ellwood Julia D. Kneen
Title: Directors The Law Trust Limited